Explanation of Responses:
(1) This Form 4 is filed on behalf of GoldenTree Asset Management LP (the “Advisor”), GoldenTree Asset Management LLC (the “General Partner”) and Steven A. Tananbaum (collectively, the “Reporting Persons”).  The Advisor is the investment manager or advisor to GT NM, L.P. (“GTNM”), GoldenTree Master Fund, Ltd. (“GMF”), GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP (“GTIF”) and GN3 SIP Limited (“GN3” and together with GTNM, GMF and GC, the “Funds”) and certain separate accounts managed by the Advisor (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the securities directly held by the Funds and held in the Managed Accounts.  The General Partner is the general partner of the Advisor and may be deemed to have a pecuniary interest in the 5.00% Convertible Senior Notes due 2024 (“Convertible Notes”) reported herein in which the Advisor has a pecuniary interest.  Steven A. Tananbaum is the managing member of the General Partner and may be deemed to have a pecuniary interest in the Convertible Notes reported herein in which the Advisor and the General Partner have a pecuniary interest.  Each Fund disclaims beneficial ownership of the securities held directly by each other Fund and the Managed Accounts.
(2) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(3) Convertible Notes held directly by GT NM, L.P.
(4) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(5) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(6) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(7) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(8) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(9) Convertible Notes held directly by GoldenTree Master Fund, Ltd.
(10) Convertible Notes held directly by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP.
(11) Convertible Notes held directly by a separate account managed by GoldenTree Asset Management LP.
(12) Convertible Notes held directly by GN3 SIP Limited,
(13) The Convertible Notes are convertible into shares of Common Stock, par value $0.01 per share (“Common Stock”), at an initial conversion rate of 178.1737 shares of Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $5.61 per share of Common Stock), subject to adjustment in certain circumstances. Upon conversion of any Convertible Note, the Issuer will pay or deliver to the convertible noteholder cash, shares of common stock or a combination of cash and shares of common stock, at the Issuer’s election.
(14) The Convertible Notes are convertible at the election of the holder at any time prior to the close of business on the business day immediately preceding August 1, 2024, the maturity date of the Convertible Notes.